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                                                                    EXHIBIT 99.1

         Sarasota, Florida, July 13, 1999. RISCORP, Inc. (OTC) announced today the settlement of various claims arising out of the sale of substantially all of its assets to Zenith Insurance Company ("Zenith"). The terms of the settlement include, among other things, (i) the dismissal with prejudice of the lawsuits filed in the United States District Courts for the Southern District of New York and the Middle District of Florida, Tampa Division; (ii) the disbursement of the $12,800,000 in cash that has been held in escrow pursuant to the terms of the Asset Purchase Agreement, with $6,000,000 to be disbursed to Zenith and the balance to be disbursed to RISCORP; (iii) RISCORP's right to seek correction of alleged errors made by the neutral auditor in connection with its determination of certain reinsurance recoverable adjustments contained in the Final Business Balance Sheet; (iv) RISCORP's right to retain any proceeds received from the Florida Department of Labor (the "Florida DOL") in connection with RISCORP's request for a refund of $5,292,183 related to deductions for commissions with respect to gross premiums; (v) RISCORP's right to retain a portion of any additional refunds received from the Florida DOL related to deductions for premiums ceded to others; and (vi) the mutual release of all other claims and causes of action each party may have against the other through the date of the Settlement Agreement, except as expressly set forth therein. The parties have also agreed that, with certain limited exceptions, any future claim or controversy between the parties shall be submitted to binding arbitration pursuant to the procedures set forth in the Settlement Agreement.

         Mr. Frederick M. Dawson, President and Chief Executive Officer of RISCORP, stated "this settlement resolves substantially all of the outstanding claims previously asserted by either RISCORP or Zenith as a result of the sale to Zenith and represents further progress in our continuing effort to maximize value to our shareholders and effect an orderly winding up of the affairs of the corporation. We are pleased with the settlement of these issues on the terms set forth in the Settlement Agreement."

         The above press release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "intend" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. RISCORP, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.